      As filed with the Securities and Exchange Commission on May 7, 1997


                                                      Registration No. 333-25351

================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 --------------


                          AMENDMENT NO. 1 TO FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                --------------

                               RAILAMERICA, INC.
           ------------------------------------------------------
           (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                 4011                           65-0328006
(State or Other Jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)          Classification Code Number)           Identification No.)

                               301 YAMATO ROAD
                                  SUITE 1190
                          BOCA RATON, FLORIDA  33431
                                (561) 994-6015

 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                  Registrant's Principal Executive Offices)

                                GARY O. MARINO
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              RAILAMERICA, INC.
                               301 YAMATO ROAD
                                  SUITE 1190
                          BOCA RATON, FLORIDA 33431
                                (561) 994-6015

          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code of Agent for Service)

                 Please send copies of all communications to:

                              GARY EPSTEIN, ESQ.
          GREENBERG, TRAURIG, HOFFMAN, LIPOFF, ROSEN & QUENTEL, P.A.
                             1221 BRICKELL AVENUE
                            MIAMI, FLORIDA  33131
                                (305) 579-0500

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS
                              RAILAMERICA, INC.

                       3,656,440 SHARES OF COMMON STOCK


     This Prospectus relates to an aggregate of 3,656,440 shares (the "Securities") of Common Stock, par value $.001 per share (the "Common Stock"), of RailAmerica, Inc., a Delaware corporation (together with its consolidated subsidiaries, the "Company"), proposed to be sold from time to time by certain shareholders of the Company (the "Selling Securityholders"). See "Selling Securityholders." The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders.


     The Company has registered the Securities under the Securities Act of 1933, as amended (the "Securities Act"), for sale by the Selling Securityholders. The Selling Securityholders have advised the Company that they may from time to time sell all or part of the Securities in one or more transactions (which may involve block transactions) in the over-the-counter market, on the NASDAQ National Market (or any exchange on which the Securities may then be listed), in negotiated transactions, through the writing of options on the Securities (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of such sales or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or purchasers of the Securities for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Securityholders may also pledge the Securities as collateral for margin accounts or loans and the Securities could be resold pursuant to the terms of such accounts or loans. In connection with such sales, the Selling Securityholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Securityholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Securityholders on account of their sale of the Securities from time to time. The Company will pay all expenses, estimated to be approximately $25,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and expenses incurred by the Selling Securityholders.




                           -------------------------

         THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE.  FOR A
          DISCUSSION OF CERTAIN RISKS WHICH SHOULD BE CONSIDERED IN
                 EVALUATING AN INVESTMENT IN THE SECURITIES,
                     SEE "RISK FACTORS" ON PAGES 2 TO 6.

                           -------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
         OR ADEQUACY OF THIS PROSPECTUS.   ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.


                           -------------------------


                  The date of this Prospectus is May 7, 1997.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Atlanta Regional Office of the Commission at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-7232. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of each document may also be obtained through the Commission's Internet address at http://www.sec.gov. The Common Stock of the Company is quoted on the NASDAQ National Market System. Reports, proxy statements and other information concerning the Company may be inspected at the offices of NASDAQ, 1735 K. Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission. Copies of each document may also be obtained through the Commission's internet address at http://www.sec.gov. The summaries contained in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents which have been filed by the Company with the Commission pursuant to the Exchange Act or the Securities Act are incorporated by reference in this Prospectus:


     - The Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1996, filed on May 7, 1997.


     - The Company's report on Form 8-K dated January 15, 1997, filed on January 29, 1997.

     - The Company's report on Form 8-K dated February 19, 1997, filed on March 6, 1997.

     - The Company's Definitive Proxy Statement on Schedule 14A as filed with the Commission on June 28, 1996.

     - All other reports filed by the Registrant pursuant to Section 13(a) or 15 (d) of the Exchange Act since the end of fiscal year 1996.

     - The discussion of the Registrant's Common Stock in the section entitled "Description of Capital Stock" contained in the Registrant's Registration Statement on Form S-2 (File No. 333-22479), first filed with the Securities and Exchange Commission on February 27, 1997, as amended.

     In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any information contained herein or in a document incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that information contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or replaces such information. Any such information so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the above documents (not including exhibits to any of such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be addressed to the Secretary, RailAmerica, Inc., 301 Yamato Road, Suite 1190, Boca Raton, Florida 33431.

                                 RISK FACTORS

     Before purchasing any of the Securities offered hereby, a prospective purchaser should carefully consider the following risk factors, in addition to the other information in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the financial condition, results of operations and business of the Company. These forward-looking statements are subject to certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among many others, the following: (1) competitive conditions in the industry in which the Company operates and (2) general economic conditions that are less favorable than expected.

     The Securities offered hereby involve a high degree of risk. Prospective investors should carefully consider, among other things, the following factors before a decision is made to purchase any Common Stock.

     DEPENDENCE ON INDUSTRY AND GOVERNMENTAL AGENCY DEMAND FOR TRUCK TRAILERS. Through its wholly-owned subsidiary, Kalyn/Siebert, Inc. ("Kalyn"), the Company manufactures a broad range of specialty truck trailers. Kalyn's operations are dependent on the demand for its products. Unit sales of new truck trailers have historically been subject to substantial cyclical variation. In addition, periods of economic recession in the United States have historically caused declines in the profitability of the trucking industry, have had a materially adverse effect on industry-wide demand for new truck trailers and may have a materially adverse effect on Kalyn's results of operations. Future economic downturns or cyclical decreases in demand for truck trailers would likely have a material adverse effect on Kalyn and the Company. In the year ended December 31, 1996, sales to commercial accounts and governmental agencies represented 80% and 20%, respectively, of Kalyn's sales. The majority of Kalyn's sales to governmental agencies are to the General Services Administration (the "GSA"), the purchasing arm of non-military agencies, and to the U.S. Army Tank Automotive Command ("TACOM"), a department of defense unit established to consolidate purchases for various branches of the military. Accordingly, Kalyn believes the loss of GSA's and/or TACOM's business could have a material adverse effect on Kalyn and the Company.

     DEPENDENCE ON ONE TRUCK TRAILER MANUFACTURING SITE; DEPENDENCE ON KALYN REVENUES. Kalyn operates one manufacturing facility which, as of the date of this Prospectus, was operating at approximately 70% of capacity. Sustained growth of Kalyn's production and, in turn, its net sales are dependent on its ability to increase production at its plant on a cost-efficient basis. In 1996, sales attributable to Kalyn accounted for 53% of the Company's total revenues from continuing operations. Although management anticipates that Kalyn's revenues will account for a smaller percentage of revenues in the year ending December 31, 1997, because of the expansion of the Company's railroad operations, such revenues will continue to be material to the Company. Any long-term interruption in the operation of Kalyn's plant, from labor strikes, a natural disaster or other cause, whether or not covered by insurance, could have a material adverse effect on the Company.

     DEPENDENCE ON SUPPLIERS. Kalyn's ability to manufacture truck trailers is dependent upon receiving supplies, or components and raw materials from a limited number of sources. To date, Kalyn has experienced no material difficulties in procuring supplies, components or materials. However, if deliveries of such items are delayed, Kalyn's production ability may be decreased, which could have a negative effect on Kalyn's and the Company's results of operations.

     RAILROAD OPERATIONS - DEPENDENCE ON AGRICULTURAL INDUSTRY. Through its wholly-owned subsidiaries, the Company operates thirteen short line railroads in the States of Delaware, Michigan, Minnesota, Pennsylvania, Tennessee, Washington, Indiana and Texas. The Company's haulage in Michigan includes agricultural commodities, automotive parts, chemicals and fertilizer, ballast and other stone products. Its haulage in Tennessee includes wood chips, paper, chemicals and processed foods. Haulage handled in Pennsylvania and Delaware includes iron and steel products, chemicals, agricultural products, lumber and processed foods. The Company's haulage in Minnesota includes agricultural products, aggregates, coal, plastics, lumber, denatured alcohol, scrap iron and steel. The Company's haulage in Texas consists of cotton, sodium sulfate, chemicals, fertilizer, scrap iron and steel. The Company's haulage in Indiana consists of agricultural commodities and plastics. The Company's haulage in Washington consists of woodchips, lumber, minerals, cement and agricultural products. A substantial portion of the Company's haulage has consisted of agricultural commodities. As a result, the Company could be materially and adversely affected by factors that generally affect the agricultural industry in the regions in which it operates. Such factors include, without limitation, weather and fluctuations in agricultural prices. Sellers of agricultural commodities typically hold back shipment of their products until they deem prices to be advantageous. As a result, the number of carloads handled by the Company and its recognition of revenue may vary significantly from period to period as a result of fluctuations in the price for those commodities. Shipments of agricultural commodities, on an overall basis, occur seasonally, with the majority of the agricultural products being shipped from September through May. As a result, the Company's revenues will normally be higher during these months than during the summer. The Company believes that agricultural commodities will continue to represent the primary component of the Company's rail haulage for the near future.

     RELATIONSHIPS WITH CLASS I RAILROADS. The railroad industry in the United States is dominated by a small number of large Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on the Company's railroads is interchanged with Class I carriers. A decision by any of these Class I carriers to discontinue transporting certain commodities or to use alternate modes of transportation, such as motor carriers, could adversely affect the Company's business.

     The Company's ability to provide rail service to its customers depends in large part upon its ability to maintain cooperative relationships with Class I connecting carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. A deterioration in the operations of or service provided by those connecting carriers, or in the Company's relationship with its connecting carriers, could adversely affect the Company's business. In addition, much of the freight transported by the Company's railroads moves on railcars supplied by Class I carriers. Were these carriers to reduce the number of railcars available for use by its railroads, the Company might not be able to obtain replacement railcars on favorable terms.


     ACQUISITION STRATEGY; POTENTIAL NEED FOR ADDITIONAL FINANCING; DILUTION. The Company's business strategy includes the acquisition of additional railroad properties or other transportation related businesses. The Company's ability to implement this strategy is dependent on the availability of financing alternatives for such acquisitions. There can be no assurance, however, that such financing will be available or, if available, will be obtainable by the Company on favorable terms. As of the date of this Prospectus, the Company had approximately 20,000,000 shares of authorized but unissued Common Stock. The Company could issue Common Stock in the future to finance future acquisitions on terms which could be dilutive to the stock ownership of existing stockholders. Due to the Company's business strategy which places an emphasis on additional acquisitions of transportation-related companies, it is anticipated that deferred acquisition costs will continue to accumulate. Termination of acquisition efforts prior to successful completion will result in write-downs or write-offs of deferred acquisition costs and corresponding charges against earnings. Depending on the deferred acquisition costs associated with a terminated acquisition effort, these charges may be material.


     GOVERNMENTAL REGULATION OF RAILROAD OPERATIONS. The Company is subject to governmental regulation by the Surface Transportation Board ("STB"), the Federal Railroad Administration and other federal, state and local regulatory authorities with respect to certain rates and railroad operations, as well as a variety of health, safety, labor, environmental and other matters, all of which could potentially affect the competitive position and profitability of the Company. All railroad industry employees are covered by the Railroad Retirement Act and the Railroad Unemployment Insurance Act in lieu of Social Security and other federal and state unemployment insurance programs. Employer contributions under the Railroad Retirement Act are currently about triple those required under Social Security. Management of the Company believes that the regulatory freedoms granted by the Staggers Rail Act have been beneficial to the Company by giving it flexibility to adjust prices and operations to respond to market forces and industry changes. However, various interests, and certain members of the United States House of Representatives and Senate that have jurisdiction over federal regulation of railroads, have from time to time expressed their intention to support legislation that would eliminate or reduce certain significant freedoms granted by the Staggers Rail Act. If enacted, these proposals, or court or administrative rulings to the same effect under current law, could have a significant adverse effect on the Company.

     DEPENDENCE ON GOVERNMENT GRANTS. The Company has, in the past, attracted federal and state financial support for rail infrastructure improvements. The Company believes that it is a critical element of the transportation infrastructure in many of its territories and that it enjoys strong support from state and federal authorities. However, there can be no assurance that such grants will be available in the future or that the Company will continue to be able to obtain them.

     COMPETITION. The Company's primary source of competition in its rail operations comes from over-the-road trucks. While the Company must build or acquire and maintain its rail system, trucks are able to use public roadways. Any future expenditures materially increasing the roadway system in the Company's present or proposed areas of operation (or legislation granting materially greater latitude for trucks with respect to size or weight limitations) could have a significant adverse effect on the Company's competitiveness.

     The Company faces significant competition in the truck trailer manufacturing industry, which is highly competitive and has relatively low barriers to entry. Kalyn competes with a number of other trailer manufacturers, some of which have greater financial resources and higher sales than Kalyn. Furthermore, Kalyn's products compete with alternative forms of shipping, such as intermodal containers. There can be no assurance that Kalyn will be able to continue to compete effectively with existing or potential competitors or alternative forms of shipping containers.

     DEPENDENCE ON KEY PERSONNEL. The Company's success is dependent on certain management and personnel, including Gary O. Marino, its Chairman, President, Treasurer and Chief Executive Officer. The Company's success is also dependent upon the efforts of Robert B. Coward, the Vice President and General Manager of Kalyn. The loss of the services of one or more of these executives could have an adverse effect upon the business of the Company. While the Company believes that it would be able to locate suitable replacements for these executives if their services were lost to the Company, there can be no assurance it would be able to do so. Gary Marino has agreed, pursuant to an employment agreement, to serve the Company until, at a minimum, March 1, 1998. Mr. Coward has agreed, pursuant to an employment agreement, to serve the Company until, at a minimum, August 1997. The Company does not have "key-person" life insurance on any personnel.

     LIABILITY FOR CASUALTY LOSSES. The Company has obtained insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. While the Company believes, based upon its experience, that its insurance coverage is adequate, under catastrophic circumstances the Company's liability could exceed its insurance limits. Insurance is available from only a very limited number of insurers and there can be no assurance that insurance protection at the Company's current levels will continue to be available or, if available, will be obtainable on terms acceptable to the Company. The occurrence of losses or other liabilities which are not covered by insurance or which exceed the Company's insurance limits could materially adversely affect the financial condition of the Company.

     ENVIRONMENTAL MATTERS. The Company's railroad operations and real estate ownership are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, and the handling, storage, transportation and disposal of waste and other materials. While the Company believes it is in substantial compliance with all such matters, any allegations or findings to the effect that the Company had violated laws or regulations could have a materially adverse effect on the Company.

     CERTAIN ANTI-TAKEOVER PROVISIONS. The Company's Amended and Restated Certificate of Incorporation contains certain anti-takeover provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company without negotiating with its Board of Directors. Such provisions could limit the price that certain investors might be willing to pay in the future for the Company's securities. Certain of such provisions provide for a classified Board of Directors with staggered terms, and allow the Company to issue preferred stock with rights senior to those of the common stock or impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions.

     DIVIDEND POLICY. The Company has never declared or paid a dividend on its Common Stock, and management of the Company expects that a substantial portion of the Company's future earnings will be retained for expansion or development of the Company's business, which may include additional acquisitions. Whether the Company will pay dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and surplus, the general financial condition of the Company, restrictive covenants in loan or other agreements to which the Company may be subject, and such other factors as the Board of Directors may deem to be relevant, including the desirability of cash dividends to stockholders.

     PROBLEMS INHERENT IN GROWTH AND ACQUISITIONS. Since its first acquisition, the Company has experienced significant growth in revenues, primarily through the acquisition of transportation services companies that fit its growth strategy. Since inception, the Company has completed 13 acquisitions. The Company expects to continue its acquisition strategy. Although the Company believes that additional acquisitions will enhance the opportunity to increase net earnings, such acquisitions would result in greater administrative burdens and create the financial risks of additional operating costs and additional interest costs. Acquisitions also involve a number of other risks, including diversion of management's attention to the assimilation of operations and personnel of the acquired companies, the difficulty of integrating acquired companies into the Company's management information and financial reporting systems, possible adverse short-term effects on the Company's operating results and an adverse impact on earnings from the amortization of acquired intangible assets. There can be no assurance that the Company's business will continue to grow in a similar fashion in the future, that it will be able to find, finance and complete further suitable acquisitions and integrate effectively any acquisitions made, that such acquisitions will be profitable or that the Company can effectively adapt its management, administrative and operational systems to respond to any future growth.

     DEPENDENCE ON CHILEAN ECONOMY. As a result of the Company's acquisition of a majority interest in the stock of Empressa de Transporte Ferroviario, S.A. ("Ferronor"), the Company's financial condition and results of operations may be, to a certain extent, sensitive to and dependent upon economic conditions prevailing from time to time in Chile. There can be no assurance that the Chilean economy will grow in the future or that future developments in the Chilean economy will not impair the Company's ability to proceed with its strategy or its business, financial condition or results of operations. The Company's financial condition and results of operations could also be affected by changes in economic or other policies of the Chilean Government or other political or economic developments in Chile, as well as regulatory changes or administrative practices of Chilean authorities, over which the Company has no control.

     IMPACT OF INFLATION ON THE CHILEAN ECONOMY. Chile has experienced high levels of inflation in the past. High levels of inflation in Chile could adversely affect the Chilean economy. The rate of inflation as measured by changes in the official consumer price index ("CPI") of the Instituto Nacional de Estadisticas (the "Chilean National Institute of Statistics") (which is the inflation index applicable for the restatement of financial information) in 1991 and 1992 was 18.7% and 12.7%, respectively. Inflation for 1993 and 1994 was 12.2% and 8.9%, respectively. Inflation in the year ended December 31, 1995 was 8.2%. The level of Chilean inflation may affect the Company's financial condition and results of operations. There can be no assurance that the performance of the Chilean economy or the operating results of the Company will not be adversely affected by continuing or increased levels of inflation or that Chilean inflation will not increase significantly from the current level.

     FOREIGN CURRENCY AND FOREIGN EXCHANGE REGULATION. The Chilean peso has been subject to large nominal devaluations in the past and may be subject to significant fluctuations in the future. In the three-year period ended December 31, 1995, the value of the Chilean peso relative to the US dollar depreciated approximately 6.5% in nominal terms (without adjusting for inflation) based on the observed exchange rates on December 31, 1992 and December 31, 1995, and appreciated 19.5% in real terms (adjusting for inflation) based on the average of the monthly average of the observed exchange rates for such period. In the five-year period ended December 31, 1995, the value of the Chilean peso relative to the US dollar declined approximately 20.7% in nominal terms based on the observed exchange rates on December 31, 1990 and December 31, 1995, and appreciated 31.8% in real terms. Although most of Ferronor's anticipated revenues from operations in Chile will be in US dollars, a small percentage of anticipated revenues will be in the form of the Chilean peso. As a result, the Company will be subject to the risk that the value of the Chilean peso will decline against the dollar. The Company may seek to limit its exposure to the risk of currency fluctuations by engaging in hedging or other transactions, which transactions could expose the Company to substantial risk of loss. The Company has some experience in managing international transactions, but has yet to formulate a strategy to protect the Company against currency fluctuations, or retained a financial officer experienced in such transactions. There can be no assurance that the Company will successfully manage its exposure to currency fluctuations or that such fluctuations will not have a material adverse effect on the Company.


     DISCONTINUED OPERATIONS OF STEEL CITY CARRIERS, INC. Since the Company's acquisition of Steel City Carriers, Inc. ("Steel City") in February 1995, Steel City's financial performance and development have not met the Company's expectations. Accordingly, in March 1997, the Company adopted a formal plan to dispose of Steel City and to refocus the Company's efforts on expanding its core railroad business. Although the Company believes that discontinuing the operations of Steel City will enhance its opportunity to increase net earnings, there can be no assurance that such a discontinuance of operations will not adversely affect the Company's operating results in the future, or that the Company will not incur a loss on the disposition of Steel City.



     SHARES ELIGIBLE FOR FUTURE SALE. On the date of this Prospectus, the Company had 8,428,229 shares of Common Stock issued and outstanding and 2,812,161 shares of Common Stock reserved for issuance, including: (1) 51,807 shares of Common Stock reserved for issuance upon exercise of the Class B Warrants (exercise price $3.50 per share); (2) 444,440 shares of Common Stock reserved for issuance upon conversion of $1,000,000 in principal amount of Convertible Subordinated Promissory Notes (conversion price $2.25); (3) 364,961 shares of

Common Stock reserved for issuance upon conversion of $2,000,000 in principal amount of Series A Convertible Subordinated Debentures (conversion price $5.48); (4) 250,000 shares of Common Stock reserved for issuance upon exercise of options granted under the 1992 Stock Option Plan (exercise price $3.50); (5) 430,000 shares of Common Stock reserved for issuance upon the exercise of options granted to officers of the Company (exercise price $3.10 - $5.00); (6) 206,500 and 4,000 shares of Common Stock reserved for issuance upon exercise of options granted and yet to be granted, respectively, under the 1995 Stock Incentive Plan (exercise price $3.50 - $3.625); (7) 210,000 and 40,000 shares of Common Stock reserved for issuance upon exercise of options granted and yet to be granted, respectively, under the 1995 Non-Employee Director Stock Option Plan (exercise price $3.50 - $4.81); (8) 232,092 shares of Common Stock reserved for issuance upon exercise of options yet to be granted under the 1995 Employee Stock Purchase Plan; (9) 127,500 shares of Common Stock issuable upon exercise of a warrant issued to Eric D. Gerst (exercise price $4.09); (10) 50,000 shares of Common Stock reserved for issuance on August 31, 1997 to certain employees of Kalyn; (11) 29,157 shares of Common Stock reserved for issuance to certain key employees of Steel City; (12) 292,000 shares of Common Stock reserved for issuance upon the exercise of warrants issued to First London Securities pursuant to a private placement agreement entered by the Company (exercise price $4.60 - $5.75); and (13) 79,704 shares of Common Stock reserved for issuance upon exercise of underwriter's warrants granted to Keane Securities (effective exercise price - $3.99). Of the 8,428,229 shares of Common Stock issued and outstanding, the Company believes that approximately 4,900,000 of the shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company). The Company believes the approximately 3,400,000 shares of Common Stock remaining are "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act, and may be resold thereafter in compliance with Rule
144. Of the 3,400,000 "restricted securities," 2,920,000 are the subject of this Prospectus and such shares will no longer be "restricted securities" upon the effectiveness of the registration statement accompanying this Prospectus.



         In general, under Rule 144, as recently amended, a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned such shares for one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about the Company. Pursuant to the amendment, a person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person and who has beneficially owned such shares for at least two years, will be able to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Act, unless thereafter held by an "affiliate" of the Company.


     The possibility that substantial amounts of Common Stock may be issued and/or freely resold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 THE COMPANY

     The Company is a multimodal transportation company that has experienced significant growth in recent years. Historically, the Company has acquired, developed and operated short line railroads formed primarily through the acquisition of light density rail lines from larger railroads. The Company currently operates approximately 2,400 miles of rail lines in Delaware, Indiana, Michigan, Minnesota, Pennsylvania, Tennessee, Texas, Washington and Chile. In 1994, the Company expanded its operations in the transportation industry through its acquisition of Kalyn/Siebert, Inc. ("Kalyn"), a manufacturer of a broad range of specialty and custom truck trailers, located in Gatesville, Texas.

     Since deregulation in 1980, Class I railroads in the United States and Canada have focused their management and capital resources on their long-haul core systems while divesting branch lines to smaller and more cost-effective rail operators that are willing to commit the resources necessary to meet the needs of the shippers located on these lines. Since 1980, more than 300 short line and regional railroads operating approximately 26,000 miles of track have been created. The commitment of Class I carriers to increase efficiency and profitability and the recent merger activity among long-haul railroads is expected to lead to additional short line divestitures as overlapping routes are sold and the merged railroads seek to achieve synergies.

     The Company's objectives are to foster growth of its existing subsidiaries and to create a diversified transportation company by acquiring additional railroads and, to a lesser extent, other transportation-related companies.
Over the last two and a half years, the Company has completed 13 acquisitions, including a number of short line railroads, and a specialty truck trailer manufacturing company. These acquisitions have been successfully integrated into current operations and serve as a platform for the growth experienced by the Company.

     On February 21, 1997, the Company's wholly owned subsidiary, RailAmerica de Chile, S.A., acquired a majority interest in the stock of Empressa de Transporte Ferroviario S.A. ("Ferronor"), a 1,400 mile railroad serving northern Chile. The Company has joined in the purchase of Ferronor with Andres Pirazzoli y Cia, Ltda. ("APCO"), a family-owned Chilean transportation and distribution company. The purchase price paid by RailAmerica/APCO for substantially all of the stock of Ferronor was approximately $12 million and was funded 55% by the Company and 45% by APCO. The sale of Ferronor by Corporacion de Fomento de la Produccion, an agency of the Chilean government, is a continuation of Chile's privatization process.

     Ferronor operates the only north-south railroad in northern Chile, extending from La Calera near Santiago, where it connects with Chile's southern railway, Ferrocarril del Pacifico, S.A., to its northern terminus at

Iquique, approximately 120 miles south of the Peruvian border. It also operates several east-west branch lines that link a number of iron, copper and limestone mines and production processing facilities with several Chilean Pacific port cities. Ferronor also serves Argentina and Bolivia through traffic interchanged with the General Belgrano Railroad and the Ferrocarriles Antofagasta Bolivia.

     The Company's principal executive offices are located at 301 Yamato Road, Suite 1190, Boca Raton, Florida 33431 and its telephone number is (561) 994-6015.

                               USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of any of the Securities being offered by Selling Securityholders hereunder.


     Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $25,000.



                           SELLING SECURITYHOLDERS

     Of the 3,656,440 shares of Common Stock offered hereby, (i) 1,250,000 and 1,670,000 shares of Common Stock were acquired by certain investors in connection with the Company's private placements dated September 30, 1996 and January 15, 1997, respectively, (ii) 292,000 shares of Common Stock are issuable to First London Securities Corporation ("First London") upon the exercise of warrants issued to First London in connection with its role as the placement agent during the Company's private placements dated September 30, 1996 and January 15, 1997, and (iii) the remaining 444,440 shares of Common Stock are issuable upon the exercise of conversion rights under certain convertible subordinated promissory notes, which were issued to certain Selling Securityholders in connection with the Company's acquisition of Kalyn in August 1994.

     Except as noted, none of the Selling Securityholders have been officers, directors, or employees, or have had a material relationship with the Company.

     The following table sets forth certain information with respect to the amount of Securities beneficially owned by the Selling Securityholders and is adjusted to reflect the sale of Securities offered hereby. The following table assumes that each of the Selling Securityholders; (i) exercises all of his or her warrants or conversion rights; and (ii) sells all of his or her Securities.





                            OWNERSHIP OF SHARES        NUMBER       OWNERSHIP  OF SHARES
         SELLING              OF COMMON STOCK      OF SECURITIES      OF COMMON STOCK
       STOCKHOLDER           PRIOR TO OFFERING     OFFERED HEREBY     AFTER OFFERING**
-------------------------- ----------------------  --------------  ----------------------
                           SHARES      PERCENTAGE                   SHARES    PERCENTAGE
                           ------      ----------                   ------    ----------
The Apogee Fund L.P.       100,000       1.2%          100,000          0          0

Davis S. Barnard            44,444         *            44,444          0          0

James E. and Hong Z.        10,000         *            10,000          0          0
Bass

Bev Partners L.P.           63,000         *            63,000          0          0

H. Boyajian, Jr.             5,000         *             3,000      2,000          *

Jane E. Brokaw              10,000         *            10,000          0          0

Emil A. Budnitz, Jr.        10,000         *            10,000          0          0

A. Baron Cass III IRA       80,000         *            80,000          0          0
Rollover

A. Baron Cass III           38,000         *            13,000          0          0


                            OWNERSHIP OF SHARES        NUMBER         OWNERSHIP  OF SHARES
         SELLING              OF COMMON STOCK      OF SECURITIES        OF COMMON STOCK
       STOCKHOLDER           PRIOR TO OFFERING     OFFERED HEREBY       AFTER OFFERING**
-------------------------- ----------------------  --------------   ----------------------
                              SHARES    PERCENTAGE                  SHARES      PERCENTAGE
                              ------    ----------                  ------      ----------

Trustee for the benefit
of the A. Baron Cass III
Children's Trust

A. Baron & Darlene Cass         7,000       *            7,000           0           0
Family Foundation

Comreve Investments            12,500       *           12,500           0           0
Limited

Robert B. Coward (1)          100,000     1.2%         100,000           0           0

Jeff Lane Coward (2)           17,777       *           17,777           0           0

Mary Jill Coward (3)           17,777       *           17,777           0           0

D.C. Investment Partners       25,000       *           25,000           0           0
Opportunity Fund L.P.

Ann Kathleen Dahlson            5,000       *            5,000           0           0

Lenna H. Dersham DLSJC          2,500       *            2,500           0           0
as Custodian

Richard M. Dersham DLSJC        5,000       *            5,000           0           0
as Custodian

Richard M. Dersham DLSJC        2,500       *            2,500           0           0
as Custodian (SEP IRA)

Thomas J. Donavan, Jr.         35,000       *           15,000      20,000           *

Marybeth Drake                 27,000       *           27,000           0           0

EFO Fund Ltd.                 225,000     2.7%         225,000           0           0

EGS Associates L.P.           157,000     1.8%         157,000           0           0

Lucia A. Englander             15,000       *           15,000           0           0

First London Securities       292,000     3.5%         292,000           0           0
Corporation(4)

Louis D. Francis               14,000       *           10,000       4,000           *

Estate of Charles T.           20,000       *           20,000           0           0
Gaines

Meg Garland                    31,111       *           31,111           0           0

Richard J. and Carol H.        50,000       *           50,000           0           0
Giddings

Stephen R. Gohlke or            4,444       *            4,444           0           0
Lynn B. Gohlke (5)

Gryphon Partners Co.           63,500       *           25,000      38,500           *

Byra Hemingway Estate           5,000       *            5,000           0           0
Trust

Brian King & Mason King        12,500       *           12,500           0           0
Livestock Partnership

John Brian King               277,500     3.3%          12,500     265,000         3.2%

LKCM Investment               375,000     4.5%         375,000           0           0
Partnership

LKCM Small Cap Equity         375,000     4.5%         375,000           0           0
Portfolio

John S. Lemak                  37,000       *           37,000           0           0


                            OWNERSHIP OF SHARES        NUMBER       OWNERSHIP OF SHARES
         SELLING              OF COMMON STOCK      OF SECURITIES      OF COMMON STOCK
       STOCKHOLDER           PRIOR TO OFFERING     OFFERED HEREBY     AFTER OFFERING**
-------------------------- ----------------------  --------------  ----------------------
                              SHARES    PERCENTAGE                  SHARES     PERCENTAGE
                              ------    ----------                  ------     ----------

Lawrence Lipton                11,000       *            6,000        5,000         *

N. Martin Co.                  50,000       *           50,000            0         0

Nick Martin                    50,000       *           50,000            0         0

Sheri Mathis                    5,000       *            5,000            0         0

Ewalt Arnold Menn Jr.,         40,000       *           40,000            0         0
IRA Rollover

Ray Nixon, Jr.                 15,000       *           15,000            0         0

Susan S. Oelson                25,000       *           25,000            0         0

John W. Peavy III              60,000       *           60,000            0         0

John W. Pierson                10,000       *           10,000            0         0

Brian Price                     6,500       *            6,500            0         0

Prime Petroleum, Inc.         100,000     1.2%         100,000            0         0
Profit Sharing Trust

Gary Rado                      20,000       *           10,000            0         0

Sherman Robertson (6)           8,000       *            8,000            0         0

Don C. Russell                153,333     1.8%         153,333            0         0

Karen C. Samis                 31,000       *           25,000        6,000         *

Raymond A. Schakel or           5,333       *            5,333            0         0
Sally B. Schakel (7)

Charles T. Smith, Jr (8).      17,777       *           17,777            0         0

Lewis A. Smith (9)            232,644     2.8%          44,444      188,200       2.2%

Peter P. & Bonnie B.           15,000       *           10,000        5,000         *
Smith

John L. Strauss               380,000     4.5%         280,000      100,000       1.2%

Robert L. Swisher, Jr.        380,000     4.5%         380,000            0         0

Charles C. Taylor              50,000       *           50,000            0         0

Titan Indemnity Co.            50,000       *           50,000            0         0

Dorothy Winchester             18,000       *           18,000            0         0
Windcrest Fund                 20,000       *           20,000            0         0


-------------------------
*Indicates less than 1%

**Assumes all of the Securities registered hereby are sold.



(1) Robert B. Coward has served as the Company's Senior Vice President, Manufacturing Group since July 1996. Mr. Coward has been the General Manager of Kalyn since the Company acquired Kalyn in August 1994.

(2) Jeff Lane Coward is the son of Robert B. Coward and not an employee of the Company.
(3) Mary Jill Coward is the daughter of Robert B. Coward and not an employee of the Company.
(4) First London, a securities broker-dealer specializing in equity trading and investment banking, served as the exclusive placement agent for the Company's private placements dated September 30, 1996, and January 15, 1997. Douglas R. Nichols, who is the President and principal shareholder of First London, has served as a director of the Company since July 1996.

(5) Lynn B. Gohlke is an employee of Kalyn who has provided accounting services at Kalyn since the Company acquired Kalyn in August 1994.

(6) Sherman Robertson has been a marketing and sales representative for Kalyn since the Company acquired Kalyn in August 1994.
(7) Raymond A. Schakel has been Senior Staff Engineer at Kalyn since the Company acquired Kalyn in August 1994.
(8) Charles T. Smith has been Vice President of Operations at Kalyn since the Company acquired Kalyn in August 1994.
(9) Lewis A. Smith has been a marketing and sales representative for Kalyn since the Company acquired Kalyn in August 1994.

                             PLAN OF DISTRIBUTION


     The Selling Securityholders have advised the Company that they may from time to time sell all or part of the Securities in one or more transactions (which may involve block transactions) in the over-the-counter market, on the NASDAQ National Market (or any exchange on which the Securities may then be listed), in negotiated transactions, through the writing of options on the Securities (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of such sales or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or purchasers of the Securities for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Securityholders may also pledge the Securities as collateral for margin accounts or loans and the Securities could be resold pursuant to the terms of such accounts or loans. In connection with such sales, the Selling Securityholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Securityholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Securityholders in connection with the sale of the Securities from time to time. In addition to sales under the Registration Statement, Securities may be sold by the Selling Securityholders through an applicable exemption from registration, including, without limitation, pursuant to Rule 144 under the Securities Act.


     The Company has been advised by the Selling Securityholders that they have not, as of the date of this Prospectus, entered into any arrangement with a broker-dealer for the sale of the Securities.


     The Company will pay all the expenses, estimated to be approximately $25,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and expenses incurred by the Selling Securityholders.


     Under the securities laws of certain states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company has agreed to indemnify the Selling Securityholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have also agreed to indemnify the Company, its directors, officers, agents and representatives against certain liabilities, including liabilities under the Securities Act.

     The Selling Shareholders and other persons participating in the distribution of the Securities offered hereby are subject to the applicable requirements of Rule 10b-6 (as amended by Regulation M) promulgated under the Exchange Act in connection with the sale of the Securities.

                                LEGAL MATTERS

     The validity of the issuance of the Securities offered hereby has been passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida.

                                   EXPERTS


     The financial statements of the Company and its consolidated subsidiaries as of December 31, 1996 and 1995, and for each of the years in the two-year period ended December 31, 1996, have been incorporated by reference in this prospectus and registration statement from the Company's Annual Report on Form 10-KSB/A in reliance upon the report of Coopers & Lybrand L.L.P, independent certified public accountants, which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.


                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted under the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

================================================================================

   NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


               --------------------

                TABLE OF CONTENTS
                                                                           page
                                                                           ----
Available Information                                                        1
Incorporation of Certain Information by Reference                            1
Risk Factors                                                                 2
The Company                                                                  6
Use of Proceeds                                                              7
Selling Securityholders                                                      7
Plan of Distribution                                                        10
Legal Matters                                                               10
Experts                                                                     10
Indemnification Of Directors And Officers                                   11


================================================================================

================================================================================

















                               RAILAMERICA, INC.





                          --------------------------
                                  PROSPECTUS
                          --------------------------





                                  May 7, 1997






================================================================================

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses, excluding solicitation fees, in connection with this offering are as follows:



                               AMOUNT
                               ------
Registration Fee............  $ 5,050
Legal fees and expenses.....  $13,000
Accounting fees and expenses  $ 4,000
Miscellaneous...............  $ 2,000
 Total......................  $24,050
                              =======


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Company's Amended and Restated Certificate of Incorporation provides for indemnification of the Company's officers and directors to the extent permitted under the Delaware General Corporation Law.

     The Registrant's Amended and Restated Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its Directors and officers to the fullest extent permitted by Delaware law, except against actions by the Registrant approved by the Board of Directors, and requires the Registrant to advance expenses to such Directors and officers to defend any action for which rights of indemnification are provided in the Certificate of Incorporation, and also permits the Board of Directors to grant such rights to its employees and agents.

ITEM 16.     EXHIBITS

     The following exhibits are included as a part of this Registration
Statement:



EXHIBIT
NUMBER                                   DESCRIPTION
------   ----------------------------------------------------------------------------
  3.1    Amended and Restated Articles of Incorporation of Registrant(1).

  3.2    By-laws of Registrant(1).

  4.1    Warrant Agreement dated as of September 30, 1996 between the Company and
         First London Securities Corporation with Form of Warrant (2)

  4.2    Warrant Agreement dated as of January 15, 1997 between the Company and
         First London Securities Corporation with Form of Warrant (2)

  5.1    Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (4)

   11    Statement regarding Computation of Per Share Earnings (3)

 23.1    Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.
         (contained in exhibit 5.1) (4)

 23.2    Consent of Coopers & Lybrand L.L.P. (4)

 24.1    Power of Attorney (2)

 27      Financial Data Schedule (for SEC use only) (3)


-------------------

(1) Incorporated by reference to the same exhibit number filed as part of the Company's Form 10-QSB for the quarter ended September 30, 1995, filed with the Securities and Exchange Commission on November 12, 1995.

(2)  Previously filed.


(3) Incorporated by reference to the footnotes to the financial statements and to Exhibit 11 included in the Company's Form 10-KSB/A for the year ended December 31, 1996, filed with the Securities and Exchange Commission May 7, 1997.


(4)  Filed Herewith.


ITEM 17.    UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, as of May 7, 1997.


                                        RAILAMERICA, INC.


                                        By: /s/ Gary O. Marino
                                           -------------------------------------
                                           Gary O. Marino
                                           Chairman, Chief Executive Officer,
                                           President and Treasurer
                                           (Duly Authorized Representative)





                                           /s/ Gary O. Marino*
                                           -------------------------------------
                                           John H. Marino, Vice Chairman
                                           and Senior Transportation Officer




                                           /s/ Gary O. Marino*
                                           -------------------------------------
                                           Donald D. Redfearn, Executive Vice
                                           President, Secretary and Director




                                           /s/ Gary O. Marino*
                                           -------------------------------------
                                           Larry Bush, Assistant Vice President
                                           and Controller
                                           (Principal Accounting Officer)




                                           /s/ Gary O. Marino*
                                           -------------------------------------
                                           Richard Rampell, Director




                                           /s/ Gary O. Marino*
                                           -------------------------------------
                                           John M. Sullivan, Director




                                           /s/ Gary O. Marino*
                                           -------------------------------------
                                           Charles Swinburn, Director




                                           /s/ Gary O. Marino*
                                           -------------------------------------
                                           Robert F. Toia, Director




                                           /s/ Gary O. Marino*
                                           -------------------------------------
                                           Douglas R. Nichols, Director


* Pursuant to a Power of Attorney granted to Gary O. Marino by such person.



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